Exhibit 2.1

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made effective as of June 1, 2018, (the “Effective Date”) by and between EVO Transportation & Energy Services, Inc., a Delaware corporation (“Buyer”) and Billy (Trey) Peck Jr. (the “Equity Holder”). Buyer and the Equity Holder may be referred to individually in this Agreement as a “Party” and collectively as the “Parties.” Capitalized Terms used herein and not otherwise defined have the meanings given to such terms in Exhibit A attached hereto and incorporated herein by reference.

RECITALS

A. The Equity Holder owns all of the issued and outstanding equity interests, as set forth in Schedule 4.4, attached hereto and incorporated herein by reference, (the “Equity Interests”) of Thunder Ridge Transport, Inc., a Missouri corporation (the “Company”).

B. The Company is engaged in the business of fulfilling government contracts for freight trucking services (the “Business”).

C. The Parties desire to enter into this Agreement whereby the Equity Holder proposes to sell to Buyer, and Buyer proposes to purchase from the Equity Holder, all of the Equity Interests.

D. The Equity Holder will receive a material benefit from the transaction set forth in this Agreement and understand that being a party to certain sections of this Agreement (including Section 3.5) is a condition to Buyer entering into this Agreement.

AGREEMENTS

In consideration of the representations, warranties, covenants, agreements, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I - SALE AND PURCHASE OF THE EQUITY INTERESTS

1.1 Sale of Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, the Equity Holder will sell, convey, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from the Equity Holder, free and clear of any Liens (other than Permitted Liens), the Equity Interests.

1.2 Purchase Price and Payment of Purchase Price.

(a) The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer to or for the benefit of the Equity Holder for the Equity Interests is:

(i) Two Million Nine Hundred Fifty Thousand Dollars ($2,950,000) (the “Cash Purchase Price”), subject to the Working Capital Adjustment, payable as follows:

(A) Four Hundred Fifty Thousand Dollars ($450,000) to be paid within Ten (10) Business Days following such time as the Buyer raises Forty Million Dollars ($40,000,000) in a public debt or equity securities offering (the “Public Offering” as further defined in Exhibit A), Forty Million Dollars ($40,000,000) in a private debt or equity securities offering or a series of private debt or equity securities offerings (the “Private Offerings” as further defined in Exhibit A) or Forty Million Dollars ($40,000,000) total in some combination of a Public Offering and Private Offerings on behalf of the Company and at the direction of the Equity Holder to the appropriate Person in respect of the Line of Credit to Bank of Missouri, pursuant to a payoff letter delivered by such Person to Buyer and the Company in form and substance reasonably satisfactory to Buyer.

However, if Buyer fails to make the Four Hundred Fifty Thousand Dollar ($450,000) payment, as set forth above, on or before December 31, 2018, then at the option of Equity Holder by written notice to Buyer, Buyer shall immediately surrender all right, title and interest in all of the outstanding shares of stock in the Company to Equity Holder and all shares shall be re-issued to Equity Holder.

(B) The remaining Two Million Five Hundred Thousand Dollars ($2,500,000) payable in equal monthly installments of Fourteen Thousand Dollars ($14,000) each commencing on the Closing Date, provided that the remaining balance of the Cash Purchase Price will be paid, the earlier of, within Ten (10) Business Days following completion of the Public Offering or Private Offerings, or December 31, 2018. The above agreement to be evidenced by a promissory note in the form of Exhibit B attached hereto and incorporated herein by reference (the “Seller Note”).

If Buyer fails to pay balance of the Cash Purchase Price, a set forth above, on or before December 31, 2018, then at the option of Equity Holder by written notice to Buyer, Buyer shall immediately surrender all right, title and interest in all of the outstanding shares of stock in the Company to Equity Holder and all shares shall be re-issued to Equity Holder.

Seller Note shall be secured by a Security Agreement by Buyer to Equity Holder secured by the Equity Interests (and all associated UCC financing statements and filings) and a Pledge Agreement by Buyer to Equity Holder as to all Company stock. Such Security Agreement and Pledge Agreement shall be in substantially the form attached hereto as Exhibit C and incorporated herein by reference;

(ii) Five Hundred Thousand (500,000) shares of common stock, par value $0.0001 per share (the “Common Stock”) of Buyer issued to Equity Holder pursuant to this Agreement and the Subscription Agreement, attached hereto as Exhibit D and incorporated herein by reference, (the “Buyer Shares”);

(iii) Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) warrants to purchase Common Stock at a Strike Price of Three and 00/100 Dollars ($3.00) per share, to be issued upon the one-year anniversary of the Closing Date pursuant to a Warrant Agreement in the form attached as Exhibit E and incorporated herein by reference;

(iv) Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) warrants to purchase Common Stock at a Strike Price of Five and 00/100 Dollars ($5.00) per share, to be issued upon the two-year anniversary of the Closing Date pursuant to a Warrant Agreement in the form attached as Exhibit E;

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(v) Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) warrants to purchase Common Stock at a Strike Price of Seven and 00/100 Dollars ($7.00) per share, to be issued upon the three-year anniversary of the Closing Date pursuant to a Warrant Agreement in the form attached as Exhibit E; and

(vi) Continued employment of Equity Holder by the Buyer at the Company according to a term Employment Agreement between Equity Holder and Company attached hereto as Exhibit F and incorporated herein by reference (the “Employment Agreement”).

(b) Except as provided in Section 1.4 below, the Purchase Price shall not be adjusted for the amount of the Company Indebtedness or the Company’s Cash (which will continue to be an obligation and asset, respectively, of the Company after the Closing).

1.3 Working Capital Adjustment. The Cash Purchase Price will be subject to adjustment, after the Effective Date, as provided in this Section 1.3.

(a) Working Capital. “Working Capital” means the Current Assets of the Company (excluding Cash), minus the Current Liabilities of the Company (excluding Indebtedness), as of the applicable date, determined in a manner consistent with GAAP and the methodology set forth on Exhibit G attached hereto and incorporated herein by reference (the “Working Capital Methodology”).

(b) Working Capital Adjustment. Working Capital may be adjusted prior to Closing based on the Company’s Working Capital as of the close of business on the day prior to the Closing Date according to a statement thereof to be delivered to Buyer by Equity Holder at or before Closing (the “Working Capital Adjustment”).

1.4 Adjustments for Company Indebtedness and Cash.

(a) Company Indebtedness Adjustment. The Cash Purchase Price will be subject to adjustment, after the Effective Date, based on the Company Indebtedness as of the close of business on the day prior to the Closing Date according to a statement thereof to be delivered to Buyer by Equity Holder at or before Closing.

(b) Closing Cash Adjustment. The Cash Purchase Price will be subject to adjustment, after the Effective Date, based on the amount of Company Cash as of the close of business on the day prior to the Closing Date according to a statement thereof to be delivered to Buyer by Equity Holder at or before Closing.

Article II - CLOSING MATTERS

2.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place concurrently with the signing of this Agreement by exchanging faxed or emailed copies of signed documents. The date of the Closing is the “Closing Date” and the Closing will be deemed effective as of 11:59 p.m. local time on the Closing Date (the “Effective Time”).

2.2 Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions:

(a) Consents and Other Items. The Equity Holder will have obtained and delivered to Buyer all required third party consents as set forth on Schedule 4.3.

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(b) Release of Liens. The Equity Holder will have obtained releases of all Liens, other than Permitted Liens, on the Company and the Equity Interests. The Equity Holder will have delivered such payoff letters, discharges of Liens, releases of guarantees and other releases as are reasonably requested by Buyer at, or prior to, Closing.

(c) Closing Documents. At the Closing, the Equity Holder will have delivered, or will have caused to be delivered to Buyer, all of the following documents:

(i) a certificate from the Secretary of the Company certifying as to correct and complete copies of (A) the Company’s Organizational Documents, and (B) a certified copy of Articles of Incorporation and Certificate of Status for the Company from the Missouri Secretary of State;

(ii) stock certificates representing the Equity Interests, as well as assignments separate from certificate with respect to the Equity Interests assigning such Equity Interests to Buyer, executed by the Equity Holders;

(iii) written resignations of the officers and members of the board of directors of the Company, each duly executed by the appropriate parties;

(iv) the original record and minute books, equity ledgers and registers, and company seals, if any, of the Company;

(v) the Employment Agreement, executed by Trey Peck;

(vi) the Seller Note, executed by the Equity Holder;

(vii) the Security Agreement and Pledge Agreement executed by the Equity Holder;

(viii) the Subscription Agreement, executed by the Equity Holder;

(ix) a certificate of non-foreign status of the Equity Holder meeting the requirements of Treasury Regulation Section 1.1445-2(b)(2);

(x) the Excluded Asset Assignment, executed by the Equity Holder; and

(xi) such other documents relating to the transactions contemplated by this Agreement as Buyer may reasonably request, in writing, prior to Closing.

2.3 Conditions to the Equity Holder’s Obligations. The obligation of the Equity Holder to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions:

(a) Issuance of Buyer Shares. At the Closing, Buyer will have issued the Buyer Shares to the Equity Holder in accordance with Section 1.2.

(b) Closing Documents. At the Closing, Buyer will have delivered to the Equity Holder all of the following documents:

(i) copies of the resolutions duly adopted unanimously by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement, all other agreements or instruments contemplated hereby and the consummation of the transactions contemplated hereby;

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(ii) the Employment Agreement, executed by the Buyer;

(iii) the Seller Note, executed by Buyer;

(iv) the Security Agreement and Pledge Agreement executed by Buyer;

(v) the Subscription Agreement, executed by the Buyer; and

(vi) the warrants to purchase Common Stock, executed by Buyer.

Article III – COVENANTS

3.1 Sales and Transfer Taxes. All sales, use, excise, value-added, goods and services, transfer, recording, documentary, registration, conveyancing and similar Taxes that may be incurred in connection with this Agreement, together with any and all penalties, interest, and additions to Tax with respect thereto will be paid by the Equity Holder.

3.2 Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the cost and expense of the requesting Party.

3.3 Administration of Accounts. All payments and reimbursements received by the Equity Holder after the Closing Date from any third party in the name of the Company will be held by the Equity Holder in trust for the benefit of Buyer, so long as Buyer is current in the payment of all obligations to Equity Holder from Buyer. Immediately upon receipt of such payment or reimbursement, the Equity Holder will pay to Buyer the amount of such payment or reimbursement.

3.4 Excluded Assets. Immediately prior to the Closing, the Company shall assign, convey and deliver to the Equity Holder the Excluded Assets and the Equity Holder shall assume any and all liabilities or obligations relating to or arising from the Excluded Assets, pursuant to an assignment in form and substance reasonably satisfactory to Buyer and Equity Holder (the “Excluded Assets Assignment”).  For the avoidance of doubt, the Equity Holder will retain and Buyer will not purchase or acquire, directly or indirectly, from the Equity Holder or the Company, any of the Excluded Assets.

3.5 Confidentiality. The Equity Holder agrees that he will not use, or permit the use of, any of the information relating to Buyer or Buyer’s Affiliates, furnished to Equity Holder in connection with the transactions contemplated herein (“Information”) in a manner or for a purpose detrimental to Buyer or Buyer’s Affiliates, or otherwise than in connection with the transaction, and that he will not disclose, divulge, provide or make accessible (collectively, “Disclose” or “Disclosure”), or permit any other Person to Disclose, any of the Information to any individual or entity, other than his investment advisors, accountants, counsel and other authorized representatives and agents, except as may be required by judicial or administrative process or, in the opinion of his counsel, by other requirements of Law; provided, however, that prior to any Disclosure of any Information permitted hereunder, the Equity Holder will first obtain the recipients’ undertaking to comply with the provisions of this Section 3.4 with respect to such Information.

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3.6 Non-Competition; Non-Solicitation; Non-Hire. As additional consideration for Buyer’s entry into this Agreement and consummation of the transactions contemplated hereby, and with the acknowledgement by the Equity Holder that Buyer would not enter into this Agreement without the benefit of the provisions set forth in this Section 3.5, the Equity Holder agrees that the following restrictions on his activities following the Closing Date are necessary, appropriate and reasonable to protect the Business and other legitimate interests of Buyer and its Affiliates:

(a) Non-Competition. For a period of five (5) years immediately following the Closing Date (the “Restricted Period”), the Equity Holder will not, anywhere in the U.S., directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, invest in, own, manage, operate, finance, control, advise, render services as an employee, independent contractor, or otherwise, or guarantee the obligations of any Person engaged in or planning to become engaged in the Business, or any business engaged in by Buyer or its Affiliates; provided, however, that the ownership of less than two percent (2%) of the outstanding stock of any publicly traded company will not by itself be deemed to be a violation of this provision.

(b) Non-Solicitation. During the Restricted Period, the Equity Holder will not, directly or indirectly, solicit the business of any Person who is a customer of the Business, or of Buyer or its Affiliates, or cause, induce, or attempt to cause or induce, any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer or its Affiliates to cease doing business with such parties, to deal with any competitor of Buyer or its Affiliates, or in any way interfere with its relationship with such parties, all of the foregoing as it relates to the Business.

(c) Non-Hire. During the Restricted Period, the Equity Holder will not, directly or indirectly, on behalf of any Person other than Buyer or its Affiliates, solicit, hire or engage in any capacity any employee of Buyer or its Affiliates (or any person or entity who was an employee of Buyer or its Affiliates within twelve (12) months of the date such hiring or engagement occurs) or solicit or seek to persuade any employee of Buyer or its Affiliates to discontinue such employment.

(d) Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 3.5 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 3.5 will be enforceable as so modified.

(e) Enforcement of Covenant. The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 3.5 is an inadequate remedy. In recognition of the irreparable harm that a violation by the Equity Holder of any of the covenants, agreements or obligations arising under this Section 3.5 would cause Buyer or its Affiliates, the Equity Holder agrees that in addition to any other remedies or relief afforded by law, a preliminary and permanent injunction against an actual or threatened violation or violations may be issued against the Equity Holder. In the event of an action to enforce the covenants in this Section 3.5, the prevailing Party will be entitled to be reimbursed by the other Party for reasonable attorney’s fees and other expenses incurred by the prevailing Party with respect to such enforcement action; provided, however, Buyer will be entitled to be reimbursed by the Equity Holder in the event the Equity Holder challenges the enforceability or reasonableness of any of the provisions of this Section 3.5. Each of Buyer’s Affiliates will have the right to enforce the Equity Holder’s obligations set forth in this Section 3.5.

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3.7 Certain Tax Matters.

(a) Tax Returns. The Equity Holder will prepare, or cause to be prepared, and file, or cause to be timely filed, all Tax Returns for the Company for all Tax periods ending on or prior to the Closing Date. The Equity Holder will timely pay all Taxes due with respect to all Tax Returns of the Company for all Tax periods ending on or prior to the Closing Date. The Equity Holder will provide any pending Tax Returns of the Company relating to Tax periods ending on or prior to the Closing Date to Buyer for review at least ten (10) Business Days prior to filing, and the Equity Holder will reflect any reasonable comments made by Buyer on such Tax Returns. Notwithstanding the foregoing, the Equity Holder will not cause the Company to extend or amend any Tax Returns with respect to any Tax period ending on or prior to the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld by Buyer. Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for all Tax periods beginning after the Closing Date. Buyer will timely pay all Taxes due with respect to all Tax periods beginning after the Closing Date.

(b) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any Taxes based on or measured by income, gain, or receipts of the Company for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (with any net operating losses being first applied to the interim period ending on the Closing Date (to the extent available under applicable Law) and, therefore, first inuring to the benefit of the Equity Holder); and (ii) the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date, and the denominator of which is the number of days in such Straddle Period. The Equity Holder will timely pay all Taxes relating to that portion of the Straddle Period up to and including the Closing Date. Buyer will timely pay all Taxes relating to that portion of the Straddle Period after the Closing Date. If any Tax is due from the Equity Holder with respect to the portion of the Straddle Period ending on the Closing Date, the Equity Holder shall be provided with a copy of the applicable Tax Return and Buyer’s calculation and documentation of the Equity Holder’s portion of the Tax due.  Buyer will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company for any Straddle Period.

(c) Section 338(h)(10) Election. Equity Holder and Buyer will, and if applicable each will cause its relevant Affiliates to, jointly make a timely and irrevocable election under Tax Code Section 338(h)(10) and similar elections under any applicable state or local income Tax laws with respect to the acquisition hereunder of the Shares (collectively, the “Section 338(h)(10) Election”). Buyer will have the sole responsibility for assuring that the Section 338(h)(10) Election is validly and timely made with respect to the acquisition of the Equity Interests. Buyer and the Equity Holder will cooperate fully with each other in the making of the Section 338(h)(10) Election including the filing of all required IRS forms and related forms under state and local Law. Buyer and the Equity Holder shall report the purchase and sale of the Equity Interests consistent with the treatment of the purchase of the Equity Interests as a “qualified stock purchase” and consistent with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any Governmental Authority or otherwise. The Equity Holder shall include any income, gain, loss, deduction or other Tax item resulting from the Section 338(h)(10) Election on the Equity Holder’s Tax Returns to the extent required by applicable Law. Buyer shall prepare IRS Form 8023 and any similar forms required by applicable state and local Tax Law (collectively, the “Section 338 Election Forms”). The Equity Holder shall cooperate with Buyer in the preparation of the Section 338 Election Forms and shall sign and deliver all duly completed, executed copies of such Section 338 Election Forms on the Closing Date. The Equity Holder will not, and will cause the Company not to, before Closing, (1) revoke the Company’s election to be taxed as an S corporation within the meaning of Tax Code Sections 1361 and 1362 or (2) take any action that would result in the termination of the Company’s status as a validly existing S corporation within the meaning of Tax Code Sections 1361 and 1362.

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(d) Purchase Price Allocation. Each Party will allocate the Purchase Price and the Liabilities of the Company for which the Section 338(h)(10) Election is made and any other relevant items for all purposes (including Tax and financial reporting) in accordance with Exhibit I, attached hereto and incorporated herein by reference, which shall be prepared in accordance with Section 1060 of the Code and the regulations promulgated thereunder.  Buyer, the Equity Holder and the Company shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with Exhibit I.

(e) Cooperation; Audit. After the Closing Date, Buyer and the Equity Holder will, and will cause their respective Affiliates to, cooperate in the preparation of all 2018 Tax Returns of the Company and will provide, or cause to be provided, to the requesting Party any records or other information requested by such Party in connection therewith. The Equity Holder, on the one hand, and Buyer, on the other hand, will give prompt notice to each other of any proposed adjustment to Taxes for the Pre-Closing Tax Period or the Straddle Period. Promptly upon receipt by either Party of any notification or indication (whether written or oral) from any taxing authority that it intends to investigate or audit any Tax Return of the Company for any Tax period ending on or prior to the Closing Date, the Party receiving such information will notify the other Party and convey such information to the other Party in writing. Each Party will cooperate with the other in connection with any such Tax investigation, Tax audit, or other Tax proceeding; provided, however, Buyer will be entitled to represent the Company on any Tax investigation, Tax audit, or other Tax proceeding that arises after the Closing Date provided Buyer will allow the Equity Holder to reasonably participate at the Equity Holder’s own cost and expense to the extent such matter could reasonably result in an indemnification claim against the Equity Holders pursuant to this Agreement. A Party will be reimbursed for reasonable out-of-pocket expenses incurred in taking any action reasonably requested by the other Party or Parties under this Section 3.6(c); provided, however, that the foregoing will not alter any indemnification rights to which the Parties are entitled under this Agreement.

3.8 Release by Equity Holder. Effective as of the Closing, in consideration of the mutual covenants and agreements contained herein, including the consideration to be received by the Equity Holder, the Equity Holder hereby irrevocably releases and forever discharges the Company and Buyer, and their respective Affiliates, officers, managers, directors, members, partners (general or limited), agents, and employees, and the successors, heirs, assigns, executors and administrators to the foregoing (collectively, the “Released Parties”), of and from any and all manner or causes of action and actions, claims, suits, rights, debts, sums of money, covenants, contracts, damages and judgments whatsoever, in law or in equity, which the Equity Holder ever had, now has or which the Equity Holder can, shall or may have, against the Released Parties, whether known or unknown, suspected or unsuspected, matured or unmatured, fixed or contingent, for, upon or by reason of any matter relating to the Company or its Affiliates, and arising at any time on or prior to the Closing Date, whether in the Equity Holder’s capacity as an equity holder, director, manager, officer, employee, holder of Indebtedness or otherwise, and the Released Parties shall not have liability with respect thereto; provided, however, that such release shall not will not apply to: (i) obligations owing to the Equity Holder arising pursuant to the Transaction Documents; (ii) the rights of the Equity Holder as an employee of the Company for accrued but unpaid compensation; and (iii) accrued rights of the Equity Holder as an employee of the Company under the Company’s Employee Benefit Plans in accordance with the express terms thereof.

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Article IV - REPRESENTATIONS AND WARRANTIES OF
THE EQUITY HOLDER

The Equity Holder represents and warrants to Buyer that the statements contained in this Article IV are true and correct, the best of Equity Holder’s Knowledge, as of the date hereof except as set forth in the corresponding schedule of the disclosure schedules attached hereto and incorporated herein by reference (the “Disclosure Schedules”).

4.1 Organization and Qualification. The Company is a duly organized, validly existing corporation in good standing under the Laws of the State of Missouri. The Company has all the requisite power, authority, and capacity to own, lease, and operate its assets and to carry on the Business as the same was and is now being conducted. The Company is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on Company. The Equity Holder has heretofore delivered to Buyer complete and correct copies of the Company’s Organizational Documents now in effect, and the Company is not in default under or in violation of any provision of its Organizational Documents.

4.2 Power and Authority; Enforceability. The Equity Holder has all power and authority to enter into and consummate the transactions contemplated by this Agreement and any ancillary agreements (the “Transaction Documents”) to which he is a party. The execution and delivery of the Transaction Documents by the Equity Holder and the consummation of the transactions contemplated by the Transaction Documents to which he is a party have been duly authorized by all necessary action on the part of the Equity Holder. The Transaction Documents have been duly executed and delivered by the Equity Holder, and such Transaction Documents constitute the legal, valid and binding obligations of the Equity Holder, enforceable against the Equity Holder in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

4.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with the Company’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Company; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Company or the Equity Holder is a party or by which any of their respective properties or assets may be bound or affected, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect. Except as set forth on Schedule 4.3, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not require any material authorization, consent, approval, exemption or other material action by or notice to any Governmental Entity or other third party, under any Material Contract or Governmental Contract to which the Company is bound, or any law, statute, rule or regulation or order, judgment or decree to which the Company is subject. Except where the same would not have a Material Adverse Effect.

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4.4 Capitalization. The capitalization of the Company is as set forth on Schedule 4.4. The Equity Interests set forth on Schedule 4.4 constitute all of the Company’s outstanding Equity Interests and are validly issued, fully paid and non-assessable. Except as disclosed on Schedule 4.4, there are (i) no outstanding subscriptions, options, calls, Contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any rights plan, and any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional Equity Interests of the Company, respectively, or obligating the Company to grant, extend or enter into any such agreement or commitment, and (ii) no voting trusts, proxies or other agreements or understandings to which the Company or the Equity Holders are a party or are bound with respect to the voting of any of the Equity Interests of the Company. The Equity Holder has good and valid title to and beneficial ownership in the Equity Interests set forth on Schedule 4.4 and such Equity Interests are free and clear of all Liens. The Company has never had an equity interest in a direct or indirect Subsidiary. Other than the foregoing Equity Interests, the Equity Holder owns no Equity Interests of the Company or any other equity security of the Company or any option, warrant, right call, commitment or right of any kind to have any such equity security issued or with respect to any outstanding Equity Interests of the Company. There are no options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of the Company, or otherwise affect the voting or transfer of the Equity Interests.

4.5 Financial Statements; Undisclosed Liabilities and Defaults.

(a) The Company has delivered to Buyer: (a) the unaudited balance sheet of the Company as of March 31, 2018 and (b) the unaudited balance sheets of the Company as of December 31, 2016 and December 31, 2017 and the related statements of income, stockholders’ equity and cash flows for the fiscal years then ended. All of the foregoing financial statements are collectively referred to herein as the “Financial Statements.” The Financial Statements have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition and results of operation of the Company at the dates and for the periods indicated therein, subject, in the case of the 2018 unaudited balance sheet, to normal and recurring year-end adjustments. The Company’s accounting practices have been consistently applied for all periods represented by the Financial Statements.

(b) The Company’s books and records are complete and correct in all material respects and accurately reflect all of the assets, liabilities, transactions, and results of operations of the Business in all material respects. The Financial Statements have been prepared and presented based upon and in conformity with such books and records. The Company has no undisclosed Liabilities, Indebtedness, or obligations except those set forth on Schedule 4.5(b). Neither the Company nor the Equity Holder are in (or has received notice of any) default under or with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity relating to (or that could affect) the Business. There does not exist any default by the Company or by the Equity Holder or by any other Person, or event that, with notice or lapse of time, or both, would constitute a default under any agreement entered into by the Company or by the Equity Holder that could adversely affect the Business.

4.6 Books and Records. The books of account and other financial records of the Company in relation to the Business, all of which have been made available to Buyer, have been maintained in accordance with sound business practices.

4.7 Compliance with Laws.

(a) The Company is in material compliance with all applicable Laws with respect to the Business.

(b) The Company holds all permits, approvals, registrations, franchises, licenses, certificates, accreditations and other authorizations of all Governmental Entities (the “Permits”) required for the conduct of the Business and all such Permits are set forth on Schedule 4.7. The Company has complied with and is in compliance with the terms and conditions of such Permits in all material respects. The Company has not received any notices that it is in material violation of any of the terms or conditions of such Permits. The Company has taken all reasonable action to maintain such Permits. No loss or expiration of any such Permit is pending to which the Company has received notice or threatened other than expiration in accordance with the terms thereof. Except as set forth on Schedule 4.7, the Permits owned or used by the Company immediately prior to the Closing will be available for use by Buyer on the same terms and conditions immediately subsequent to the Closing.

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4.8 Claims. Except as set forth on Schedule 4.8, there are no claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), orders, or investigations, pending or threatened against the Company or the Equity Holder relating to the Business. Schedule 4.8 lists all suits, proceedings (including any arbitration proceedings), orders, investigations, or claims against the Company in relation to the Business at law or in equity that have occurred since January 1, 2016.

4.9 Title to Assets; Sufficiency. Except as set forth on Schedule 4.9, the Company holds good and marketable title to all of its property and assets, free and clear of any Liens. No Person other than the Company has any right or interest in the assets of the Company, including the right to grant interests in the assets to third parties. Except as set forth on Schedule 4.9, all of the tangible assets are at the Company’s locations and not in possession of unrelated parties. The assets owned or leased by the Company are all those assets necessary to conduct the Business as presently conducted and will allow Buyer to continue to operate the Business in the same manner immediately following the Closing Date. The equipment, machinery, fixtures, vehicles, computer hardware and furniture owned, leased or used by the Company is in good repair and operating condition (subject to ordinary wear and tear), is suitable for the purposes for which it is used, and has been maintained in accordance with industry best practices. All accounts and notes receivable of the Company represent amounts receivable for goods actually delivered or services actually provided (or in the case of notes and non-trade receivables, represent amounts receivable in respect of other bona fide business transactions), are not subject to any defenses, counterclaims or rights of set-off, have been billed and are generally due and payable within thirty (30) days after billing, and are fully collectible in the ordinary course of business

4.10 Indebtedness and Guarantees. Except as set forth on Schedule 4.10, the Company has no Indebtedness (Schedule 4.10 includes the outstanding balance as of the Closing Date) and it guarantees no obligations of other parties relating to the Business. The sale of the Equity Interests pursuant to this Agreement is made in exchange for fair and equivalent consideration. Except as set forth on Schedule 4.10, the transactions contemplated in this Agreement or any agreements referenced in this Agreement will not give rise to any right of any creditor of the Company or the Equity Holder whatsoever against Buyer or to any of the Equity Interests in the hands of Buyer after the Closing.

4.11 Material Contracts. Schedule 4.11 contains a complete and accurate list of all Material Contracts with respect to the Business, and the Company has delivered to Buyer complete and correct copies of each Material Contract. Except as set forth on Schedule 4.11, the Company has performed all obligations required to be performed by it to date under its Material Contracts relating to the Business, and there are no defaults by any other party thereto, and no event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both would constitute a default by the Company under any such Material Contract relating to the Business, including the consummation of the transactions contemplated by this Agreement, except where the default would not have a Material Adverse Effect, and no consent, permission, waiver or approval is required to be obtained from, and no penalty, assessment or special payment is required to be paid to, and no notice is required to be sent to, any third party in order to preserve for Buyer the benefits of the Material Contracts after the consummation of the transactions contemplated by this Agreement. Each Material Contract is in full force and effect and constitutes a legal, valid, binding agreement. Buyer has been supplied with a true and correct copy of all written Material Contracts and true and correct written summaries of all oral Material Contracts or agreements.

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4.12 Government Contracts and Government Bids.

(a) Schedule 4.12 contains a complete and accurate list of each Government Contract the period of performance of which has not yet expired or been terminated and for which final payment has not yet been received (each, a “Current Government Contract”). The Company has delivered to Buyer complete and correct copies of each Current Government Contract, and each Current Government Contract was legally awarded to the Company, and each Current Government Contract is valid, binding and in full force and effect and enforceable against the Company in accordance with its terms.

(b) (i) The Company is not in breach of or default under any Current Government Contract, and no event has occurred which, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the Company; (ii) the Company is in compliance with all applicable Laws, including the Federal Acquisition Regulation (“FAR”); Cost Accounting Standards; Service Contract Act of 1963, as amended (including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates); the Truth in Negotiations Act; and the Anti-Kickback Act, where and as applicable to each Current Government Contract or Government Bid; (iii) since January 1, 2016, each representation and certification made by the Company in connection with a Government Contract or Government Bid was current, accurate and complete in all material respects as of its effective date; (iv) there are no outstanding or pending claims, requests for equitable adjustment or contract disputes in excess of One Hundred Thousand Dollars ($100,000) arising under or relating to a Government Contract or Government Bid; and (v) no Current Government Contract or Government Bid is currently the subject of any bid protest before any Governmental Entity.

(c) Since January 1, 2016, (i) neither the Company nor any Principals (as defined in FAR 52.209-5) has been debarred, suspended or excluded from participation in, or the award of, Government Contracts or doing business with any Governmental Entity, no suspension, debarment, or exclusion action has been commenced or threatened against the Company or any of its officers or employees, and there exist no circumstances that require the Company to answer any of the questions in FAR 52.209-5 in the affirmative; (ii) no Governmental Entity under a Government Contract has notified the Company of any breach or violation of any applicable Law or of any certification, representation, clause, provision or requirement of any such Government Contract; (iii) the Company has not received any notice of termination for default, cure notice or show cause notice pertaining to any Government Contract; (iv) the Company has not received any notice of an unresolved significant weakness or deficiency with respect to the cost accounting system of the Company; (v) the Company has not received written notice from any Governmental Entity or other counterparty to a Government Contract that the counterparty to such Government Contract (A) has ceased or will cease to be a customer of the Company, (B) intends to terminate or materially modify (including by materially decreasing the rate or amount of services obtained from the Company) any Government Contract, (C) intends to change the type of contracting vehicle for the services provided pursuant to such Government Contract in a manner that may preclude the Company from continuing to provide such services or (D) seeks to convert any Government Contract that establishes an exclusive or single source purchasing arrangement or relationship between such counterparty and the Company into a non-exclusive or multi-source arrangement or relationship; and (vi) the Company has not made any voluntary or mandatory disclosures to any Governmental Entity with respect to any material misstatement, significant overpayment or violation of applicable Law arising under or relating to any Government Contract or Government Bid, nor has any violation occurred for which the Company is required to make any such disclosure to a Governmental Entity.

(d) Since January 1, 2016, the Company has not been the subject or target of any audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid. Since January 1, 2016, the Company has not received any written or oral notice of any pending or threatened audit, subpoena, investigation, prosecution or administrative proceeding related to any Government Contract or Government Bid.

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4.13 Insurance. The Company is currently insured by insurers unaffiliated with the Company with respect to their properties, assets and operation of the Business in such amounts and against such risks that are appropriate and customary for the type of business conducted by the Company with customary deductibles and retained amounts and which insurance policies are set forth on Schedule 4.13. In addition, the Company has maintained adequate insurance for all prior periods with respect to the Business. With respect to each insurance policy held by the Company (a) the policy is legal, valid, binding and in full force and effect; and (b) the Company is not in default under the policy. Except as listed in Schedule 4.13, there are no claims by the Company pending under any such policies and the Company has not been informed that coverage has been questioned, denied or disputed by the underwriters of such policies with respect to any such claims. All premiums under such insurance policies which are due and payable have been paid in full, no such policy provides for retrospective or retroactive premium adjustments, and the Company has not received notice of any material increase in the premium under, or the cancellation or non-renewal of, any such policy.

4.14 Intellectual Property. Set forth on Schedule 4.14 is a list and brief description of patents, patent rights, patent applications, trademarks, trademark applications and registrations, trade dress, proprietary rights, service marks, service mark applications, trade names, social media accounts and registrations, domain names and copyrights owned by or registered in the name of the Company and used in the Business, or of which the Company is a licensor or licensee or in which the Company has any right, and in each case a brief description of the nature of such right. The Company is not subject to any obligation, including any license or royalty obligation, relating to any product or service of the Business that the Company now markets or has marketed in the three past years. Except as set forth on Schedule 4.14, the Company owns all rights in, or possesses adequate licenses or other rights to use, all patents, patent applications, trademarks, trademark applications and registrations, trade dress, service marks, service mark applications and registrations, proprietary rights, trade names, social media accounts and registrations, domain names, copyrights, manufacturing processes, batch tickets, designs, website content, formulae, technology, molds, trade secrets and know how necessary to conduct the Business as conducted prior to Closing (collectively, “Intellectual Property”). The Intellectual Property does not infringe or conflict upon the right of any third party, and there has not been, and are, no infringing uses by third parties of the Intellectual Property owned by the Company. The Equity Holder does not own or have any interest in the Intellectual Property used by the Company in connection with the Business. No past or present employee or independent contractor (including consultants) of the Company has any ownership interest, license, permission or other right in or to any Intellectual Property, ideas, inventions, processes, works of authorship and other work products that relate to the Business, that were conceived, created, authored or developed, in whole or in part, by such employee or independent contractor.

4.15 Real Property. The Company does not own any real property relating to the Business, nor has it ever owned any real property relating to the Business. Schedule 4.15 sets forth the address of each parcel of real estate leased by the Company (“Leased Real Property”), a true and complete list of all leases for each such Leased Real Property, and the amount of security deposit for each such Leased Real Property. The Company has not collaterally assigned or granted any other security interest in any Leased Real Property or any interest therein. Each Contract for Leased Real Property is legal, valid, binding, enforceable and in full force and effect, and the Company’s possession and quiet enjoyment of the Leased Real Property under such lease has not been disturbed, and there are no disputes with respect to such lease. Neither the Company nor any other party to the lease, is in breach or default under such lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such lease.

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4.16 Labor Matters. The Company is in compliance with all Laws with respect to employment and employment practices, terms and conditions of employment and wages and hours (including the Employee Retirement Income Security Act of 1974, as amended, and the Contract Service Act, as amended), including requirements for paying applicable Service Contract Act wage rate and fringe benefit rates, and the Company is not engaged in any unfair labor practice and has not been threatened with a possible claim for any such practice. The Company has properly classified its employees and independent contractors.

4.17 Tax Matters. Schedule 4.17 contains a list of states, territories, and jurisdictions (whether foreign or domestic) in which the Company files Tax Returns. The Company has filed all Tax Returns that it was required to file. All such filed Tax Returns were true, correct, and complete. Except as set forth on Schedule 4.17, all Taxes due and payable prior to Closing by the Company have been paid. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee. There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. There is not outstanding any notice received by the Company from any Governmental Entity that it is subject to an audit or investigation that could result in the payment of additional Taxes. The Company is not a party to any Tax allocation, sharing, indemnity or similar agreement. The Company has no Liability for the Taxes of any Person, as a transferee or successor, by Contract, or otherwise. The Company (and any predecessor of the Company) is and has been since formation an S corporation within the meaning of Sections 1361, et. seq. of the Code (and any corresponding provision of state, local and foreign Law) pursuant to a valid and timely filed S election under Section 1361 of the Code and the Company has made all such elections required under any analogous provisions of state or local Law. The Company has no potential built in gain under Section 1374 of the Code. The Company will continue to be a valid S corporation through the day immediately preceding the Closing Date.

4.18 Absence of Certain Developments. Since January 1, 2017, the Company has conducted the Business in the Ordinary Course of Business consistent with past practice, including, but not limited to, cash management, collection of receivables, payment of payables, pricing and credit practices.

4.19 Related Party Transactions. Except as set forth on Schedule 4.19, the Company is not currently a party to any Related Party Transaction in connection with the Business and has not been a party to any such Related Party Transaction since January 1, 2017.

4.20 Safety Rating. Except as set forth on Schedule 4.20, the Company has now, and since the commencement of the operation of the Business has maintained, an overall  “Satisfactory” safety rating, and maintained Compliance, Safety and Accountability scores (“CSA Scores”) below the “alert” threshold in each of the seven categories assessed by the DOT in connection therewith.  There are no issues, deficiencies or violations which would adversely affect such safety rating or CSA Scores.  Neither the Equity Holder nor the Company has received any written notice (or in any other manner) of any intended, pending or proposed audit of the Business by the DOT or any other Governmental Entity having jurisdiction over the Company’s operation of the Business.

4.21 Litigation. There are no, and in the past two (2) years there have been no, actions, audits, administrative charges, suits, proceedings, arbitrations, orders, or investigations pending or threatened, against the Company or any officer, director or employee thereof, except where the same would not reasonably be expected to have a Material Adverse Effect on Buyer or Business. The Company is not subject to any judgment, order, award or decree of any Governmental Entity.

4.22 Brokerage and Finder’s Fees. Except as set forth on Schedule 4.22, neither the Company nor the Equity Holder has incurred and none will incur any brokerage, finder’s, or similar fee in connection with the transactions contemplated by the Transaction Documents to which any of them are a party.

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4.23 Reserved.

4.24 Vendors. The Equity Holder has provided Buyer accurate and complete lists of the names and addresses of the twenty (20) largest vendors of the Business from whom the Company has purchased either supplies or inventories for the past two (2) fiscal years (ended December 31, 2016 and December 31, 2017). Except as described on Schedule 4.24, the Company has not received notification that any such supplier plans or has threatened to stop or materially decrease the volume of business done with the Company.

4.25 Environmental Matters.

(a) The Company is, and at all times has been, in compliance with all applicable Environmental Laws. The Company holds and has timely applied for renewal of all permits or other authorizations under Environmental Laws that are required for (i) the occupancy, use and operation of its properties and assets, and (ii) the operation and conduct of such Company and the Business.

(b) The Company has not received any outstanding and unresolved written or oral notices, reports, or other information regarding any actual or alleged violation of Environmental Laws by the Company, or any Liabilities or potential Liabilities, including any remedial obligations, arising under Environmental Laws and relating to the Company or its properties. There are no pending or threatened, claims, Liens, or other restrictions of any nature, resulting from any violation or failure to comply with any applicable Environmental Law, with respect to or affecting any of the properties currently occupied, used or operated by the Company. There are no present or past actions, activities, circumstances, conditions, facts, events or incidents, including without limitation, the Release or threatened Release or presence of any Hazardous Substances, which could form the basis for any litigation against the Company or that could result in the imposition of any Liability on the Company, in each case under Environmental Laws.

(c) No facts, events, or conditions relating to the past or present properties or operations of the Company will prevent, hinder, or limit the Company’s continued compliance with Environmental Laws, or give rise to any remedial obligations or material Liability of the Company pursuant to Environmental Laws. During or prior to the period of (i) the Company’s occupancy, use or operation of any property, or (ii) the Company’s participation in the management of any property, there were no Releases or threatened Releases of any Hazardous Substances in, on, under or affecting any such property, and the Company has not placed, held, located, Released, transported or disposed of any Hazardous Substances on, under, from or at any such property or any other property other than in compliance with applicable Environmental Laws. No above ground or underground storage tanks, asbestos-containing materials, lead-based paint, toxic mold or polychlorinated biphenyls are or have been present at any property currently or formerly leased or operated by the Company. The Company has not sent or disposed of Hazardous Substances to or at a site which, pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), or any similar state, federal or foreign law, has been listed or proposed for listing on the “National Priorities List” or its state equivalent.

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(d) The Company has delivered to Buyer correct and complete copies of all environmental studies or reports (including, but not limited to, any Phase I or Phase II reports and compliance audits), pleadings, analytical data, monitoring data, permits required under Environmental Laws, and other material records and correspondence concerning Environmental Laws relating to the occupancy, use and operation of its properties and the operation of the Business that are in the possession or reasonable control of the Equity Holder.

4.26 Employee Benefit Plans. Set forth on Schedule 4.26 is a complete list of all pension, profit sharing, retirement, stock purchase, stock option, bonus, incentive compensation and deferred compensation plans, life, health, dental, accident or disability, workers’ compensation or other employee welfare benefit plans (insured or self-insured), educational assistance, pre-tax premium or flexible spending account plans, supplemental or executive benefit plans, non-qualified retirement plans, severance or separation plans, and any other employee benefit plans, practices, policies or arrangements of any kind, whether written or oral, which are currently maintained by the Company for the benefit of any of their respective employees (including former employees), or under which the Company has any current or potential Liability with respect to any employee or former employee or the dependents of any such person, including any “employee benefit plan” which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (herein collectively referred to as “Employee Benefit Plans” and individually as an “Employee Benefit Plan”). All Employee Benefit Plans comply in form and in operation in all respects with their terms, the applicable requirements of ERISA, the Code and all applicable Laws. The Company has complied with the terms of all Employee Benefit Plans and related Contracts. Buyer has been supplied with a true and correct copy of all written Employee Benefit Plans and true and correct written summaries of all oral Employee Benefit Plans. With respect to the Employee Benefit Plans, no event has occurred and, there exists no condition or set of circumstances, in connection with which the Company could be subject to any Liability (other than for routine claims for benefits in the ordinary course) under the terms of the Employee Benefit Plans or any applicable Law. The Company does not sponsor or participate in (i) a pension plan that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multi-employer pension plan,” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA, (iv) a “multiple employer plan,” as defined in Section 413 of the Code, (v) a “welfare benefits trust” or “voluntary employees beneficiary association,” as defined in Sections 419, 419A or 501(c)(9) of the Code, or (vi) a plan or arrangement providing for post-employment health or life insurance coverage, except as otherwise required by Section 4980B of the Code or similar state Laws and at the sole expense of the individual.

4.27 Accounts; Powers of Attorney4.28 . Schedule 4.27 sets forth a correct and complete list of all accounts or safe deposit boxes at any bank or other financial institution of the Company, and the names of all Persons authorized to draw thereon or have access thereto. No Person holds a power of attorney to act on behalf of the Company.

4.28 Disclosure. No representation or warranty by the Equity Holder contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Equity Holder pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

4.29 No Other Representations and Warranties4.30 . Except for the representations and warranties contained in this Article 4 (including the related portions of the Disclosure Schedules), none of Equity Holder, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Equity Holder or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law.

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Article V - REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Equity Holders that the statements contained in this Article V are true and correct as of the date hereof, to the best of Buyer’s Knowledge, except as set forth in the corresponding schedule of the Disclosure Schedules attached hereto and incorporated herein by reference:

5.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware. Buyer is qualified to transact business as a foreign entity and is in good standing under the Laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to so qualify has not and would not reasonably be expected to have a Material Adverse Effect on Buyer.

5.2 Power and Authority; Enforceability. Buyer has all requisite corporate power and authority to enter into and consummate the transactions contemplated by the Transaction Documents to which Buyer is a party. The execution and delivery by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary action on the part of Buyer. The Transaction Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer by Equity Holder in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought.

5.3 No Conflict. Neither the execution and delivery of this Agreement nor the performance of the provisions hereof or the transactions contemplated hereby: (a) violate or conflict with the Buyer’s Organizational Documents; (b) violate or conflict with any Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to the Buyer; or (c) will result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Buyer is a party or by which any of Buyer’s respective properties or assets may be bound or affected.

5.4 Claims. Except for the Red Ocean Litigation and Whisler Litigation, there are no claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), orders, or investigations, pending or, to the Knowledge of the Buyer, threatened against the Buyer that would reasonably be expected to have a Material Adverse Effect on Equity Holder.

5.5 Litigation. Except for the Red Ocean Litigation and Whisler Litigation, there are no, and in the past two (2) years there have been no, actions, audits, administrative charges, suits, proceedings, arbitrations, orders, or investigations pending or, to Buyer’s Knowledge, threatened, against the Buyer or any officer, director or employee thereof, except where the same would not reasonably be expected to have a Material Adverse Effect on Equity Holder. The Company is not subject to any judgment, order, award or decree of any Governmental Entity.

5.6 Brokerage and Finder’s Fees. The Buyer has not incurred and will not incur any brokerage, finder’s, or similar fee in connection with the transactions contemplated by the Transaction Documents to which Buyer is a party.

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5.7 Disclosure. No representation or warranty by the Buyer contained in this Agreement, and no statement contained in the Disclosure Schedules or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Buyer pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

5.8 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Shares are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Buyer is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

5.9 Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Equity Holder and the Company for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Equity Holder set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules); and (b) none of Equity Holder, the Company or any other Person has made any representation or warranty as to Equity Holder, the Company or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules).

Article VI - INDEMNIFICATION

6.1 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and the Disclosure Schedules attached hereto or in any writing delivered by any Party to any of the other Parties in connection with this Agreement will survive (a) for a period of fifteen (15) months after the Closing Date for representations and warranties except as set forth in subparts (b) and (c), (b) until the earlier of (i) the three (3) year anniversary of the Closing Date and (ii) the expiration of the applicable statute of limitations for the representations and warranties set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.12, 4.17, and 4.22 (collectively, the “Fundamental Representations”), (c) until the expiration of the applicable statute of limitations for claims based on fraud or intentional misrepresentation, (d) indefinitely for all covenants and agreements that by their terms contemplate performance after the Closing Date, unless specified otherwise by their terms, or (e) the statute of limitations for all other claims. Notwithstanding the above, so long as written notice of a claim is given on or prior to the expiration of survival period, such claim will continue to survive until such matter is resolved.

6.2 General Indemnification.

(a) Indemnification by Buyer. Buyer agrees that it will indemnify, defend, and hold harmless the Equity Holder, from, against and in respect of any and all Losses imposed on, sustained, incurred or suffered by or asserted against the Equity Holder directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from: (i) any breach of, or inaccuracy in, any representation or warranty of Buyer in this Agreement; and (ii) a breach of any covenant or agreement of the Buyer made in this Agreement.

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(b) Indemnification by the Equity Holder. The Equity Holder agrees that he will indemnify, defend and hold harmless Buyer and its directors, managers, officers, equity holders, members, partners, and their respective successors and assigns (the “Buyer Indemnified Parties”) from, against and in respect of any Losses imposed on, sustained, incurred or suffered by or asserted against any of Buyer Indemnified Parties directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with: (i) a breach of, or inaccuracy in, any representation or warranty made by the Equity Holder in this Agreement (other than with respect to Fundamental Representations); (ii) a breach of, or inaccuracy in, any Fundamental Representation; (iii) a breach of any covenant or agreement of the Equity Holder made in this Agreement; (iv) any unpaid Taxes or Indebtedness of the Company, including, without limitation, any liability Buyer may have for the Company’s Indebtedness under any applicable bulk sale or bulk transfer Law; and (v) any Outstanding Transaction Expenses of the Company.

(c) Limitations on Indemnification. Notwithstanding anything to the contrary herein:

(i) Notwithstanding the foregoing, the Equity Holder will not be obligated to indemnify and hold Buyer harmless for a claim pursuant to Section 6.2(b)(i) for such Losses unless and until the aggregate amount of such items exceeds Fifty Thousand Dollars ($50,000.00) (the “Deductible”) in which case the Losses will be recoverable from the first dollar after taking into account the Deductible subject to the Cap (as hereinafter defined). The aggregate amount of all payments made by the Equity Holder in satisfaction of claims for indemnification pursuant to Section 6.2(b)(i) will not exceed Five Hundred Thousand Dollars ($500,000.00) (the “Cap”), and the aggregate amount of all payments made by the Equity Holder in satisfaction of claims for indemnification pursuant to Section 6.2(b)(ii) will not exceed one hundred percent (100%) of the proceeds received by the Equity Holder under this Agreement. For clarity, the Deductible does not apply to Losses related to or arising out of any claims asserted by Buyer pursuant to Section 6.2(b)(ii). The limitations set forth in this Section 6.2(c)(i) do not apply to claims based on fraud or intentional misrepresentation.

(ii) Any Losses will be net of any insurance proceeds actually received by reason of such Loss during the year of the Loss by the party seeking indemnification (net of any deductible amounts, costs of collection and the present value of any associated increases in premiums).

(d) Tax Treatment of Indemnity Payments. All payments made pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by applicable Laws.

(e) Mitigation. Each Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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Article VII- MISCELLANEOUS PROVISIONS

7.1 Expenses. The Parties will each bear their own costs and expenses relating to the negotiation and the implementation of the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, investment bankers, brokers or finders, printers, copiers, consultants or other representatives, whether or not such transactions are consummated.

7.2 Amendment and Modification; Waivers, Third-Party Beneficiary. This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and the Equity Holder. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than: (i) the Released Parties, who are intended third-party beneficiaries of the provisions set forth in Section 3.7, and (ii) the Buyer Indemnified Parties, who are intended third-party beneficiaries of the provisions set forth in Article VI. Any waiver or consent will be effective only in the specific instance and for the specific purpose for which it is given.

7.3 Notices. All notices, requests, demands and other communications required or permitted hereunder will be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service; (c) on the earlier of the fourth (4th) day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; or (d) on the date of transmission, if sent by e-mail, facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment. All notices hereunder must be delivered to the addresses set forth on the signature pages to this Agreement under the party to receive such notice, or pursuant to such other instructions as may be designated in writing by such party.

7.4 Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated by any Party without the prior written consent of the other Parties, which consent will not be unreasonably withheld. Notwithstanding the foregoing, (i) Buyer may assign in whole or in part its rights and obligations pursuant to this Agreement to one or more of their Affiliates, (ii) Buyer may assign this Agreement and its rights and obligations under this Agreement in connection with a merger or consolidation involving Buyer, or in connection with a sale of substantially all of the equity or assets of Buyer or other disposition of substantially all of the Business provided the assignment will not relieve Buyer of its obligations pursuant to this Agreement, and (iii) Buyer may assign any or all of its rights pursuant to this Agreement or the Transaction Documents, including its rights to indemnification, to any of its lender(s) as collateral security.

7.5 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement and the legal relations among the Parties hereto will be governed by and construed in accordance with the internal substantive Laws of the State of Missouri (without regard to the Laws of conflict that might otherwise apply) as to all matters, including without limitation matters of validity, construction, effect, performance and remedies. Each of the Parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of Missouri, County of Greene and of the United States located in Missouri, for the purposes of any such action or other proceeding arising out of this Agreement or any transaction contemplated hereby. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTION OR AGREEMENT CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF. The Buyer and the Equity Holder specifically represent and warrant that they were represented by legal counsel and obtained legal advice regarding this Section 7.5 and other provisions of this Agreement.

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7.6 Counterparts. This Agreement may be executed simultaneously with original, facsimile, or.pdf signatures in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

7.7 Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and will not constitute a part hereof.

7.8 Entire Agreement. This Agreement and the exhibits and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. This Agreement supersedes all prior agreements and understandings between the Parties with respect to the transaction or transactions contemplated by this Agreement.

7.9 Severability. Provisions of this Agreement will be interpreted to be valid and enforceable under applicable Law to the extent that such interpretation does not materially alter this Agreement; provided, however, that if any such provision will become invalid or unenforceable under applicable Law such provision will be stricken to the extent necessary and the remainder of such provisions and the remainder of this Agreement will continue in full force and effect.

7.10 Cumulative Remedies; Specific Performance. All rights and remedies of a Party hereto are cumulative of each other and of every other right or remedy such Party may otherwise have at law or in equity, and the exercise of one or more rights or remedies will not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Buyer will expressly be entitled to specific performance as a remedy.

7.11 Publicity. Neither the Buyer nor the Equity Holder will issue any press release or make any other public statement relating to the transactions contemplated hereby unless (a) agreed to by Buyer and Equity Holder in writing, or (b) required by Law or court order and any such release or statement will be subject to prior review by Buyer and Equity Holder, except that any disclosures required to be made in a filing with the Securities and Exchange Commission will not be subject to prior review or agreement by Equity Holder.

***Signature Page to Equity Purchase Agreement Follows***

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IN WITNESS WHEREOF, the Parties hereto have caused this Equity Purchase Agreement to be duly executed as of the day and year first above written.

EQUITY HOLDER:	BUYER:

EVO TRANSPORTATION & ENERGY SERVICES, INC.
/s/ Billy (Trey) Peck Jr.
Billy (Trey) Peck Jr.	By:	/s/ John P. Yeros
	Name:	John P. Yeros
	Its:	Chief Executive Officer

If to the Equity Holder,	If to Buyer:

Trey Peck	EVO Transportation & Energy Services, Inc.
7563 E. Cinnabar Lane	Attn: John Yeros, CEO
Stafford, MO 65757	8285 West Lake Pleasant Parkway
Email: trey@trtmail.com	Peoria, AZ 85382
Tel: 417-350-9553	Email: jyeros@evocng.com
Tel.: (877) 973-9191

With copies to the following, which will not constitute notice:	With copies to the following, which will not constitute notice:

Law Offices of Randy L. Smith, L.L.C.	Fredrikson & Byron, P.A.
Attn: Randy L. Smith	200 South Sixth Street, Suite 4000
3645 S. Culpepper Circle	Minneapolis, MN 55402-1425
Springfield, MO 65804	Attn: Frank B. Bennett
Email: randy@randysmithllc.com	Email: fbennett@fredlaw.com
Tel: (417) 841-2775	Tel: (612) 492-7377

Signature Page to Equity Purchase Agreement

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EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the meanings indicated below.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “Control” or “Controlling” or “Controlled by” will mean, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

“Business Day” means any day other than Saturday or Sunday on which banks are open for business in Springfield, Missouri.

“Cash” means cash and cash equivalents (excluding any cash required to cover checks or other similar payments that have been made by the Company but have not yet cleared).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Indebtedness” means the indebtedness set forth on Schedule 4.10.

“Contracts” means all oral or written contracts, agreements, instruments and other documents to which a Person is a party or by which it or its assets is or are bound.

“Current Assets” means all current assets of the Company to the extent any such item is considered to be a “current asset” in accordance with GAAP and such current asset is included in the Working Capital Methodology.

“Current Liabilities” means all current liabilities of the Company to the extent any such item is considered to be a “current liability” in accordance with GAAP and such current liability is included in the Working Capital Methodology.

“DOT” means the United States Department of Transportation.

“Environmental Law” means all Laws: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal, or remediation of any Hazardous Substances. The term “Environmental Law” includes the following (including their implementing regulations, any state analogs or any similar laws in foreign jurisdictions): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.

“Excluded Assets” means the assets of the Company identified on Exhibit H, attached hereto and incorporated herein by reference.

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“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“Government Bid” means any outstanding bid, offer or proposal which, if accepted or successful, would result in a Current Government Contract.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, basic ordering agreement, pricing agreement, teaming agreement, letter contract, joint venture or other similar written arrangement between the Company, on the one hand, and (i) any Governmental Entity or (ii) any higher-tier contractor of a Governmental Entity in its capacity as a higher-tier contractor, on the other hand. A purchase order, a task order or a delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Entity” means any court, administrative agency or commission, self-regulatory organization or other foreign, domestic, or quasi-governmental authority or instrumentality.

“Hazardous Substances” means all hazardous substances, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), solid waste, hazardous waste and any other individual or class of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, regulated, classified or identified under any Environmental Law, including without limitation petroleum, petroleum products, friable asbestos, molds, urea formaldehyde, radioactive materials and polychlorinated biphenyls.

“Indebtedness” means, with respect to any Person at any date, without duplication: (a) all obligations of such Person for borrowed money or in respect of loans or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) all obligations in respect of letters of credit, whether or not drawn, and bankers’ acceptances issued for the account of such Person; (d) all capital lease liabilities of such Person determined in accordance with GAAP; (e) all guarantees of such Person in connection with any of the foregoing; (f) any debt-like obligation or financing-type arrangement in respect of the deferred purchase price of property or property received as of the Closing with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise; (g) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing; and (h) all obligations or indebtedness of the Company owed to the Equity Holder.

“Information” as used herein will not include any information relating to a Person, which the Party disclosing such information can show: (a) to have been in its possession prior to its receipt from another Party hereto; (b) to be now or to later become generally available to the public through no fault of the disclosing Party; (c) to have been available to the public at the time of its receipt by the disclosing Party; (d) to have been received separately by the disclosing Party in an unrestricted manner from an individual or entity entitled to disclose such information; or (e) to have been developed independently by the disclosing Party without regard to any information received in connection with this transaction.

“Insider” means (a) any officer, director, or owner of the Company; (b) any individual related by blood, marriage or adoption to any individual listed in clause (a) hereof; or (c) any Person in which any individual listed in clauses (a) or (b) hereof has a beneficial interest.

“Inventory” of the Company means all inventories of raw materials, work-in-process and finished goods, inventory in transit, office supplies, backlog, and service and repair parts, supplies and components held for resale, including any of the foregoing purchased subject to conditional sales or title retention agreements in favor of any third party, together with related packaging materials and all rights of the Company against suppliers of such inventories.

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“Knowledge” means the actual knowledge of such Person after reasonable inquiry, and “Knowledge” as it is applied to the Company, means the actual knowledge of the Equity Holder after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

“Liability” or “Liabilities” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, deed of trust, assignment, lien, charge, encumbrance, judgment, pledge or security interest of any kind or nature whatsoever or any claim of right of any third-party, or the interest of a vendor or lessor under any conditional sale Contract, capital lease or other title retention Contract.

“Losses” means any and all actual out-of-pocket losses, Liabilities, damages, fees, , and costs and expenses (including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals). In no event shall any Losses include any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise), results of operations, or prospects of the Business; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) any changes in applicable Laws or accounting rules (including GAAP) after the date hereof; (vii) the announcement of the transactions contemplated by this Agreement; or (viii) any natural or man-made disaster or acts of God.

“Material Contract” means any Contract that primarily relates to the Business or is otherwise material to the Business.

“Ordinary Course of Business” means the ordinary course of the Business, consistent with past practice, including with regard to nature, frequency, and magnitude.

“Organizational Documents” means the articles or certificate of incorporation, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

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“Outstanding Transaction Expenses” means fees and expenses that the Parties hereto have mutually agreed that Buyer will pay on the Company’s, the Equity Holders’, or the Beneficiary’s behalf at Closing relating to the negotiation, execution and delivery of this Agreement and the other Transaction Documents.

“Permitted Lien” means Liens related to the Company Indebtedness.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, Governmental Entity, or other legally recognized entity.

“Pre-Closing Tax Period” means any Tax period ending on or prior to the Closing Date and the portion of any Straddle Period up to and including the Closing Date.

“Public Offering” means a public debt or equity securities offering including, but not limited to, a public offer and sale of securities or debt by a broker, dealer or other intermediary. “Private Offerings” means a private debt or equity securities offering including, but not limited to, all offer and sale of unregistered securities by issuer, any equity and debt private placements, including, issuance of equity to company principals, venture capital financing, offering of investment grade securities, the offering of investment grade notes, offering of non-investment grade high-yield bonds or convertible notes, the sale of restricted securities, the sale of unregistered securities to accredited investors, any and all sale, transfers or offerings of unregistered securities for the purpose of generally raising capital.

“Red Ocean Litigation” means the litigation captioned Red Ocean Consulting, LLC, Brenton Hayden, Richard H. Enrico Revocable Trust Dated June 9, 1998, and Richard H. Enrico v. Titan CNG, LLC, Titan El Toro, LLC, Titan Diamond Bar, LLC, Titan Blaine, LLC, Kirk Honour, Scott Honour, John Yeros, Minn Shares Inc., and EVO Transportation & Energy Services, Inc. in Hennepin County District Court, Court File No. 27-CV-18-2405, and any claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), orders, or investigations related thereto.

“Related Party Transaction” means any Contract, arrangement, or understanding under which a Company or its Insiders (a) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or its Affiliates; (b) owns any direct or indirect interest of any kind in, or is a director, officer, member, employee, partner, equity owner, consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any Person which is (i) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of a Company, or (ii) participates in any transaction to which a Company is a party; or (c) is or has been a party to any Contract, arrangement, understanding or transaction with a Company.

“Release” or “Released” will have the meaning specified in 42 U.S.C. § 9601.

“Shares” means shares of common stock in the Company.

“Strike Price” means the purchase price per share of Common Stock pursuant to the Warrant.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, directors or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

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“Tax Return” means all returns, declarations, reports, statements, computations and other documents required to be filed with any Governmental Entity in respect of Taxes.

“Taxes” means federal, state, county, local, foreign or other income, gross receipts, ad valorem, franchise, profits, sales or use, transfer, registration, excise, utility, environmental, communications, real or personal property, membership interest, license, payroll, wage or other withholding, employment, social security, severance, stamp, occupation, alternative or add-on minimum, estimated and other taxes of any kind whatsoever (including deficiencies, penalties, additions to tax, and interest attributable thereto) whether disputed or not.

“Whisler Litigation” means the litigation captioned Whisler Holdings, LLC, Mitesh Kalthia, Trustee of the MAAA Family Irrevocable Trust dated January 1, 2016, and Jean M. Noutary, as Trustee of the Jean M. Noutary Trust dated January 8, 2007 v. FIRST CNG, LLC and Does 1-20 in Superior Court of California, Orange County, Case No. 30-2018-00980206-CU-BC-CJC, and any claims, actions, suits, inquiries, proceedings (including any arbitration proceedings), orders, or investigations related thereto.

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EXHIBIT B

FORM OF SELLER NOTE

[Intentionally Omitted]

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EXHIBIT C

FORM OF Security Agreement and Pledge Agreement

[Intentionally Omitted]

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EXHIBIT D

SUBSCRIPTION AGREEMENT

[Intentionally Omitted]

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EXHIBIT E

FORM OF WARRANT

[Intentionally Omitted]

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EXHIBIT F

FORM OF EMPLOYMENT AGREEMENT

[Intentionally Omitted]

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EXHIBIT G

WORKING CAPITAL METHODOLOGY

[Intentionally Omitted]

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EXHIBIT H

EXCLUDED ASSETS

[Intentionally Omitted]

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EXHIBIT I

PURCHASE PRICE ALLOCATION

[Intentionally Omitted]

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SCHEDULES

4.3: Required Third-Party Consents

4.4: Equity Interest

4.5(b): Undisclosed Liabilities, Indebtedness or Obligations

4.7: Permits

4.8: Claims

4.9: Property and assets to which the Company does not hold good and marketable title

4.10: Company Indebtedness

4.11: Material Contracts

4.12: Government Contracts

4.13: Insurance Policies and Claims

4.14: Intellectual Property

4.15: Real estate leased by Company

4:17: All jurisdictions where Company files Tax Returns

4.19: Related Party Transactions

4.20: Safety Ratings below Satisfactory

4.22: Broker or Finder Fees

4.24: Vendors giving notice to decrease volume of Business

4.26: Employee Benefit Plans

4.27: All Accounts and Safety Deposit Boxes

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